 Exhibit 1

Executive Announcement

John Buckley Chief Executive Officer Air Liquide USA LLC U.S. Cluster Leader

January 26, 2016

Airgas Acquisition Update

Today I am pleased to provide an update on our proposed acquisition of Airgas. The process is progressing as anticipated and the deal is expected to close following the approval of Airgas shareholders, the receipt of necessary antitrust and other regulatory approvals and other customary closing conditions. The first of these milestones, the Airgas special Shareholders’ Meeting to obtain approval of the acquisition by its shareholders, has been scheduled for February 23, 2016. More details are in the announcement shown below that was issued by Air Liquide Group earlier today.

I also invite you to join a Town Hall and Google Hangout for all Air Liquide U.S. employees, featuring Senior Executive Vice-President Pierre Dufour,  that will take place in Houston on Monday, February 8. Details of Pierre’s Town Hall/Hangout will follow separately. Please remember to join me for our U.S. Employee Town Hall and Hangout today, January 26 at 10:30 a.m. CST.

We look forward to updating you more as we reach new milestones.

UPDATE: AIR LIQUIDE’S ACQUISITION OF AIRGAS ON TRACK

•         A special meeting of Airgas’ shareholders has been scheduled for February 23, 2016

•         Customary regulatory reviews proceeding as expected

•         The parties continue to expect to complete the merger in the second or third quarter of 2016

•         Previously committed bridge financing successfully syndicated amongst large group of international banks

Paris, France & Radnor (Pennsylvania), USA – 26 January 2016 – Air Liquide (Euronext Paris: AI), world leader in gases, technologies and services for Industry and Health, and Airgas (NYSE: ARG), the leading supplier of packaged gases and associated products and services in the United States, announce the date of the special meeting of Airgas’ shareholders to approve Air Liquide’s pending acquisition of Airgas. This special meeting is scheduled to take place on February 23, 2016.

The transaction, which was unanimously approved by each of Air Liquide’s and Airgas’ Boards of Directors prior to its announcement, is expected to close following approval by Airgas shareholders, receipt of necessary antitrust and other regulatory approvals, as well as additional customary closing conditions. Both companies are pleased with the progress made to date and the pending transaction is progressing as expected.

•       On January 22, 2016, Airgas filed its definitive proxy statement relating to the special meeting of its shareholders to obtain approval of the acquisition (a simple majority of the outstanding shares of Airgas is required). The special meeting is scheduled to take place on February 23, 2016.

•     Both Air Liquide and Airgas are actively engaged with the U.S. Federal Trade Commission (the "FTC") in connection with the proposed acquisition of Airgas. The parties are cooperating fully with the FTC’s investigation, including by providing information requested in the FTC’s "second request".

•     Assuming timely receipt of the required regulatory clearances and satisfaction of other closing conditions, the parties continue to expect to complete the merger in the second or third calendar quarter of 2016.

•    The bridge financing, initially underwritten by Barclays Bank PLC and BNP Paribas, has been syndicated among a large group of international banks, who have longstanding working relationships with Air Liquide. The loan agreement was signed on December 17, 2015.

Airgas files annual, quarterly and current reports, proxy statements and other information, including the principal documents relating to this transaction, with the SEC. Such filings are available to the public free of charge from the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm.

Contact Information

Air Liquide

Media relations

Caroline Philips

+33 (0)1 40 62 50 84

Investor relations

Aude Rodriguez

+33 (0)1 40 62 57 08

Erin Sarret

+33 (0)1 40 62 57 37

Airgas

Media relations

Sarah Boxler

+1-610-263-8260

sarah.boxler@airgas.com

Investor relations

Joseph Marczely

+1-610-263-8277

joseph.marczely@airgas.com

Air Liquide USA Michael Rosen +1-713-624-8023

About Air Liquide

World leader in gases, technologies and services for Industry and Health, Air Liquide is present in 80 countries with more than 50,000 employees and serves more than 2 million customers and patients. Oxygen, nitrogen and hydrogen have been at the core of the company’s activities since its creation in 1902. Air Liquide’s ambition is to be the leader in its industry, delivering long-term performance and acting responsibly.

Air Liquide ideas create value over the long term. At the core of the company’s development are the commitment and constant inventiveness of its people.

Air Liquide anticipates the challenges of its markets, invests locally and globally, and delivers high-quality solutions to its customers and patients, and the scientific community.

The company relies on competitiveness in its operations, targeted investments in growing markets and innovation to deliver profitable growth over the long-term.

Air Liquide’s revenues amounted to €15.4 billion in 2014, and its solutions that protect life and the environment represented more than 40% of sales. Air Liquide is listed on the Paris Euronext stock exchange (compartment A) and is a member of the CAC 40 and Dow Jones Euro Stoxx 50 indexes.

For more information, please visit www.airliquide.com.

About Airgas

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the leading suppliers of industrial, medical and specialty gases, and hard goods, such as welding equipment and related products in the United States. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. Approximately 17,000 associates work in more than 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base.

Airgas revenues amounted to $5.3 billion in 2015 (fiscal year ending March 31, 2015).

For more information, please visit www.airgas.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. L’Air Liquide S.A. (“Air Liquide”) and Airgas, Inc. (“Airgas”) have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding the expected timing of the completion of the transactions described in this press release, Air Liquide’s operation of Airgas’ business following completion of the contemplated transactions, and statements regarding the future operation, direction and success of Airgas’ businesses. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the contemplated transactions; uncertainties as to the approval of Airgas’ stockholders required in connection with the contemplated transactions; the possibility that a competing proposal will be made; the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption caused by the announcement of the contemplated transactions making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transactions; transactions costs; actual or contingent liabilities; and other risks and uncertainties discussed in Airgas’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including the “Risk Factors” sections of Airgas’ most recent annual report on Form 10-K. You can obtain copies of Airgas’ filings with the SEC for free at the SEC’s website (www.sec.gov). Neither Air Liquide nor Airgas undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find it

In connection with the proposed acquisition of Airgas by Air Liquide, Airgas has filed with the SEC and mailed or otherwise provided to its stockholders a definitive proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, AIRGAS STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.   Investors and security holders may obtain a free copy of the proxy statement and other documents that Airgas files with the SEC (when available) from the SEC’s website at www.sec.gov and Airgas’ website at http://investor.shareholder.com/arg/. In addition, the proxy statement and other documents filed by Airgas with the SEC (when available) may be obtained from Airgas free of charge by directing a request to Joseph Marczely, Manager, Investor Relations, Airgas, Inc., 259 N. Radnor-Chester Road, Radnor, PA 19087-5283, Phone: 610-263-8277.

Certain Information Concerning Participants

Airgas and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Airgas stockholders with respect to the proposed acquisition of Airgas. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Airgas’ Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and proxy statement for its 2015 annual meeting of stockholders. Additional information regarding the interests of such individuals in the proposed acquisition of Airgas is in the proxy statement relating to such acquisition. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Airgas’ website at http://investor.shareholder.com/arg/.